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                                                                      Exhibit 23

                         Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of The Liberty Corporation of our report dated February 6, 2001, except for the last paragraph of Note 7, as to which the date is February 27, 2001, included in the 2000 Annual Report to Shareholders of The Liberty Corporation.

Our audits also included the financial statement schedules of The Liberty Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-22591) pertaining to The Cosmos Broadcasting Corporation Retirement and Savings Plan, and in the Registration Statement (Form S-8 No. 333-30151) pertaining to The Performance Incentive Compensation Program of our report dated February 6, 2001, except for the last paragraph of Note 7, as to which the date is February 27, 2001, with respect to the consolidated financial statements and schedule of The Liberty Corporation incorporated by reference in the annual report on Form 10-K for the year ended December 31, 2000.


                                                /s/ Ernst & Young LLP


Greenville, South Carolina
March 26, 2001



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